Exhibit 99.1
January 31, 2007
MEDIA CONTACT: Rose B. Cummings, APR
Executive Director of Corporate Communications
(704) 858-5199
media@suncom.com
ANALYST CONTACT: Steven M. Somers, CFA
Executive Director of Investor Relations
& Corporate Development
(610) 651-5900
ssomers@suncom.com
SUNCOM WIRELESS REACHES CONSENSUAL AGREEMENT WITH
LARGEST SUBORDINATED BONDHOLDERS TO SIGNIFICANTLY REDUCE DEBT
Holders of More Than 91% of Senior Subordinated Notes Agree To Exchange
Their Notes For Approximately 87% of SunCom’s Common Stock
Exchange Would Reduce Debt by Approximately $679.3 Million
Company To Implement 1-for-10 Reverse Stock Split Prior To Exchange
Company Hires Goldman, Sachs & Co. To Advise it In Pursuing Strategic Alternatives,
Including a Potential Sale Transaction
BERWYN, PA, January 31, 2007 — In a move intended to reduce its debt by approximately $679.3 million and annual interest payments by approximately $62 million, SunCom Wireless Holdings, Inc. (OTC BB: SWSH.OB) today announced that the company and its subsidiaries have reached a consensual agreement with bondholders who hold or beneficially own more than 91% of the outstanding 9⅜% Senior Subordinated Notes due 2011 and 8¾% Senior Subordinated Notes due 2011 (the “Notes”) of its indirect, wholly-owned subsidiary, SunCom Wireless, Inc., to exchange their Notes for approximately 87% of SunCom Wireless Holdings’ common stock. The exchange will provide the company greater financial flexibility. Completion of the exchange, which was unanimously approved by the SunCom Wireless Holdings

Board of Directors, is expected in the second quarter of 2007, subject to approval by SunCom Wireless Holdings shareholders, regulatory approval and other customary closing conditions.
SunCom Wireless Holdings also announced today that its Board of Directors will pursue strategic alternatives, including the potential sale of substantially all of its business, and has engaged Goldman Sachs & Co. as its strategic advisor, for the purpose of maximizing the company’s value to its stockholders.
Michael E. Kalogris, chairman and chief executive officer of SunCom Wireless Holdings, said, “While SunCom Wireless occupies a strong, growing and highly competitive position in the Southeastern portion of the United States, Puerto Rico and the U.S. Virgin Islands, the company’s debt load poses a challenge. We are, therefore, pleased that our bondholders have worked with us to reach this agreement. The proposed debt-for-equity exchange will provide SunCom stability and financial flexibility to pursue its business strategy. Our Board considered many options and this agreement represents, in our opinion and that of our independent advisors, the best solution for our shareholders while enabling SunCom the opportunity to continue to provide our customers the very best wireless service possible.
“The debt reduction will strengthen the company for the benefit of our one million loyal customers and our thousands of dedicated employees. Additionally, the Board’s decision to pursue strategic alternatives, including a potential sale transaction, has the potential to maximize the value of the company for shareholders,” added Kalogris.
Under the terms of the Exchange Agreement, SunCom Wireless Holdings will contribute newly issued shares representing approximately 87% of its Class A Common Stock (after giving effect to the conversion of outstanding Class B Common Stock) to SunCom Wireless Investment Company LLC, a wholly owned subsidiary of SunCom Wireless Holdings, which will then exchange such shares in a private placement for the Notes held or beneficially owned by the participating bondholders. Following completion of the transaction, current SunCom Wireless stockholders will hold approximately 13% of the Class A Common Stock.
Prior to the exchange, the company will effect a merger transaction with one of its wholly owned subsidiaries whereby each outstanding share of its Class A Common Stock will be converted into 0.1 share of Class A Common Stock for the purpose, among others, of implementing a 1-for-10 reverse stock split.
Following completion of the exchange, a new ten-member SunCom Wireless Holdings Board of Directors will be constituted. Kalogris will continue as Chairman of the Board, as well as Chief Executive Officer, and Scott Anderson, Chairman of the Audit Committee, will remain in that position on the Board. The other eight directors will initially be designated by various participating bondholders.
Additionally, the SunCom Wireless senior management team will remain in place.
About SunCom Wireless
SunCom Wireless Holdings, Inc. is a leader in offering digital wireless communications services to consumers in the Southeastern United States, Puerto Rico and the U.S. Virgin Islands. With more than 1 million subscribers, SunCom Wireless is committed to being a different kind of wireless company focused on treating customers with respect, offering simple, straightforward plans and providing access to the largest GSM network and the latest technology choices. SunCom Wireless is a proud provider of Wireless AMBER Alerts. For more information about SunCom Wireless products and services, visit http://www.suncom.com or call 877-CALL-SUN (1-877-225-5786).
Statements in this press release regarding SunCom Wireless’s business that are not historical facts may be forward-looking statements. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in Form 10-K for the year ended December 31, 2005 and other documents SunCom Wireless files from time to time with the U.S. Securities and Exchange Commission.
Additional Information About the Exchange Transactions and Where to Find It
In connection with this proposed exchange transactions, the company will file a proxy statement with the Securities and Exchange Commission (SEC). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. The definitive proxy statement will be mailed to the company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the company with the SEC free of charge at the SEC’s Web site www.sec.gov or from SunCom Wireless Holdings, Inc, Executive Director of Investor Relations, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, (610) 651-5900.
Participants in the Solicitation
The company’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the company in favor of the proposed exchange transactions. Information about the company and its directors and executive officers, and their ownership of the company’s securities, is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of the company, which was filed with the SEC on April 3, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement related to the exchange transactions when it becomes available.
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